Exhibit 99.1

Socket Mobile Reports First Quarter 2025 Results

FREMONT, Calif., – April 24, 2025 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three months ended March 31, 2025.

First Quarter 2025 Financial Highlights:

•	Revenue of $4.0 million, reflecting a 20% decrease compared to $5.0 million for the prior year’s quarter, and an 18% sequential decrease compared to $4.8 million for the preceding quarter.

•	Gross margin of 50.4% versus 50.3% in the prior year’s quarter and 51% in the preceding quarter.

•	Operating expenses were $2.9 million, compared to $3.0 million in the prior year period and $2.9 million in the preceding quarter.

•	Operating loss amounted to $0.9 million, compared to $0.5 million loss in the prior year’s quarter, and a loss of $0.4 million in the preceding quarter.

•	Cash balances on March 31, 2025 were approximately $1.7 million, a decrease from $2.5 million as of December 31, 2024.

“Our first quarter revenue came in lower than projected, primarily due to softer demand both domestically and internationally compared to Q1 of last year," said Kevin Mills, President, and Chief Executive Officer. "The encouraging news is that we began shipping our new XtremeScan products during the quarter. This marks a key milestone in our two-year effort to enter the industrial barcode market."

"We also recently announced the launch of the XtremeScan iXG and iXS Series, powered by iOS 18.3 and featuring a fully integrated iPhone 16e," Mr. Mills continued. “These devices are designed to serve as full-featured handheld computers, combining high-performance long-range barcode scanning with the connectivity, app ecosystem, and user-friendly interface of the iOS platform. Together, these capabilities allow frontline workers to capture data more accurately, respond more decisively, and perform critical tasks with greater speed and confidence. These products put Socket Mobile into the $27 billion mobile handheld computing market.

"We are closely monitoring the evolving tariff landscape and assessing its potential impact on our supply chain and cost structure,” Mr. Mills added. “We are committed to working closely with our customers to manage these challenges through strategic sourcing, pricing adjustments, and supply planning.”

"We look forward to sharing more about our new products and strategies to drive sales growth during our upcoming conference call,” concluded Mr. Mills.

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Conference Call

Management of Socket Mobile will hold a conference call today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. To join the live conference, please use the conference link https://join.broaddata.com/?id=socket-mobile-earnings-call or dial (800) 237-1091 toll-free from within the U.S. or (848) 488-9280 (toll).

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on LinkedIn, Twitter, and keep up with our latest News and Updates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, market conditions, and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket Mobile is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2025, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

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Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Three months ended March 31,
	2025	2024
Revenue	$3,966	$4,978
Cost of revenue	1,968	2,473
Gross margin	1,998	2,505
Gross margin percent	50.4%	50.3%
Research & development	1,132	1,208
Sales & marketing	1,107	1,031
General & administrative	653	751
Total operating expenses	2,892	2,990
Operating loss	(894)	(485)
Interest expense, net	(100)	(72)
Income tax expense	—	—
Net loss	$(994)	$(557)
Net loss per share:
Basic	$(0.13)	$(0.07)
Fully diluted	$(0.13)	$(0.07)

Weighted average shares outstanding:
Basic	7,829	7,442
Fully diluted	7,829	7,442

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) March 31, 2025	December 31, 2024*
Cash	$1,707	$2,492
Accounts receivable	2,061	1,588
Inventories	5,281	4,942
Deferred costs on shipments to distributors	155	143
Other current assets	619	431
Property and equipment, net	2,532	2,787
Deferred tax assets	10,663	10,663
Intangible assets, net	1,400	1,432
Operating leases right-of-use assets	2,477	2,604
Other long-term assets	264	264
Total assets	$27,159	$27,346
Accounts payable and accrued liabilities	$2,864	$1,977
Subordinated convertible notes payable, net of discount	150	150
Subordinated convertible notes payable, net of discount-related party	3,822	3,818
Deferred revenue on shipments to distributors	366	392
Deferred service revenue	30	31
Operating lease liabilities	2,690	2,817
Total liabilities	9,922	9,185
Common stock	69,444	69,374
Accumulated deficit	(51,169)	(50,175)
Treasury stock	(1,038)	(1,038)
Total equity	17,237	18,161
Total liabilities and equity	$27,159	$27,346

*Derived from audited financial statements.

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